Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our report dated August 28, 2009, with respect to the consolidated financial statements included in the Annual Report of Sport Supply Group, Inc. and Subsidiaries on Form 10-K for the fiscal year ended June 30, 2009.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Sport Supply Group, Inc. (f/k/a Collegiate Pacific Inc.) on Forms S-8 (File No. 333-59878, effective May 1, 2001, File No. 333-113381, effective March 8, 2004, File No. 333-144178, effective June 29, 2007, and File No. 333-152251, effective July 10, 2008), and Form S-3 (File No. 333-146031, effective October 18, 2007).

/s/ Grant Thornton LLP

Dallas, Texas
August 28, 2009